SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                    Under the Securities Exchange Act of 1934

                         AMENDMENT NO. 2 TO SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                         Mobius Management Systems, Inc.
                -------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)



                                    606925105
                           ---------------------------
                                 (CUSIP Number)


                                December 31, 2000
      ---------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |X|  Rule 13d-1(d)

                                  SCHEDULE 13G

1)         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph J. Albracht

           ###-##-####
---------- ----------------------------------------------------------------
2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|

                                                                 (b)   |_|
---------- ----------------------------------------------------------------
3)         SEC USE ONLY


---------- ----------------------------------------------------------------
4)         CITIZENSHIP OR PLACE OF ORGANIZATION

           USA

---------- ----------------------------------------------------------------
           NUMBER                    5)         SOLE VOTING POWER
           OF

           SHARES                               3,933,500
           BENEFICIALLY

           OWNED BY

           EACH
           REPORTING
           PERSON
           WITH


                                     ---------- -------------------------
                                     6)         SHARED VOTING POWER

                                                Not Applicable


                                     ---------- -------------------------
                                     7)         SOLE DISPOSITIVE POWER

                                                3,933,500


                                     ---------- -------------------------
                                     8)         SHARED DISPOSITIVE POWER

                                                Not applicable

---------- --------------------------------------------------------------
9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,933,500

---------- --------------------------------------------------------------
10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     |-|
---------- --------------------------------------------------------------
11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           21.4%

---------- ---------------------------------------------------------------
12)        TYPE OF REPORTING PERSON

           IN

---------- ----------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer:

Mobius Management Systems, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

120 Old Post Road
Rye, New York  10580

Item 2(a).        Name of Person Filing:

Joseph J. Albracht

Item 2(b).        Address of Principal Business Office or, if None, Residence:

120 Old Post Road
Rye, New York  10580

Item 2(c).        Citizenship:

USA

Item 2(d).        Title of Class of Securities:

Common Stock

Item 2(e).        CUSIP Number:

606925105

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) |_| Broker or Dealer  Registered  Under  Section 15 of the
                          Act (15 U.S.C. 78o)

                  (b) |_| Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c)

                  (c) |_| Insurance Company as defined in section 3(a)(19) of
                          the Act (15 U.S.C. 78c)

                  (d) |_| Investment  Company  registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8)

                  (e) |_| Investment Adviser in accordance withss.
                          240.13d-1(b)(1)(ii)(E)

                  (f) |_| Employee benefit plan or endowment fund in accordance
                          withss.240.13d-1(b)(1)(ii)(F)

                  (g) |_| Parent Holding Company or control person in accordance
                          withss.240.13d-1(b)(ii)(G)

                  (h) |_| Savings Association as defined inss.3(b) of the
                          Federal Deposit Insurance Act (12 U.S.C. 1813)

                  (i) |_| Church plan that is excluded from the  definition
                          of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) |_| Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                                3,933,500

                  (b)      Percent of class:

                                21.4%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                                3,933,500

                           (ii)     Shared power to vote or to direct the vote:

                                                Not applicable

                          (iii) Sole power to dispose or to direct the disposition of:

                                                3,933,500

                           (iv) Shared power to dispose or to direct the disposition of:

                                                Not applicable

Item 5.           Ownership of Five Percent or Less of a Class.

                                Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.

                                Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                Not applicable

Item 8.           Identification and Classification of Members of the Group.

                                Not applicable

Item 9.           Notice of Dissolution of Group.

                                Not applicable

Item 10.          Certification.

                                Not applicable.





                                    SIGNATURE

             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.



                                February 9, 2001
                     ---------------------------------------
                                      Date




                             /s/ Joseph J. Albracht
                  ---------------------------------------------
                               Joseph J. Albracht